EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

Brand Engagement Network Secures $1.518M Premium Private Placement at $63.25 a Share, Strengthens Balance Sheet with $818K in Warrant Proceeds, Full Debt Repayment

WILMINGTON, Del., Jan. 30, 2026 /PRNewswire/ — Brand Engagement Network, Inc. (“BEN”) (Nasdaq: BNAI), a provider of secure, enterprise-grade artificial intelligence solutions, today announced the receipt of $818,302.70 in cash proceeds from warrant exercises, the repayment of legacy debt, and the execution of a $1.518 million private placement, further strengthening the Company’s balance sheet and financial flexibility.

The warrant exercises were completed for cash and consisted of:

●	19,750 shares exercised at $25.00 per share, generating $493,750 in gross proceeds;
●	8,202 shares exercised at $37.00 per share, generating $303,474 in gross proceeds; and
●	5,701 shares exercised at $3.70 per share, generating $21,078.70 in gross proceeds.

In addition, during January 2026, BEN repaid $640,332.46 in outstanding loans, including $630,332.46 related to loans with Hana Bank, South Korea, thereby satisfying the Company’s liabilities under the Asset Purchase Agreement dated May 3, 2023, through January 30, 2026.

Separately, BEN entered into a securities purchase agreement for a $1.518 million private placement with Ben Capital Fund I, LLC, priced at $63.25 per share, representing an issuance of 24,000 shares of common stock. The investment will be funded in three equal installments of $506,000, with closings scheduled for January 30, February 25, and March 25, 2026. The transaction includes no warrant coverage and was priced at a premium to the Company’s January 29, 2026 closing price.

“This week reflects continued execution against our financial strategy,” said Tyler Luck, Chief Executive Officer of Brand Engagement Network. “The combination of warrant exercises, debt repayment, and a premium-priced private placement strengthens our balance sheet and positions BEN to move forward with focus and flexibility as we execute on our business objectives.”

The securities described herein were offered and sold in private transactions pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended.

About Brand Engagement Network, Inc. (Nasdaq: BNAI)

Brand Engagement Network, Inc. (“BEN”) is a provider of secure, enterprise-grade artificial intelligence solutions that enable natural conversations, workflow automation, and real-world execution across text, voice, and avatar-based experiences. Designed for regulated and high-impact industries, BEN delivers highly personalized, multimodal AI within secure, closed-loop environments to help organizations modernize operations, improve decision-making, and enhance customer engagement. BEN’s platform is powered by proprietary technology, including its Engagement Language Model (ELM™), with governance, compliance, and reliability embedded by design. For more information, please visit www.brandengagementnetwork.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Additional information regarding these risks is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements, except as required by law.